                                                                   EXHIBIT 10.19

                           MARVEL ENTERPRISES, INC.
                             387 PARK AVENUE SOUTH
                              NEW YORK, NY 10016


February 4, 1999

Mr. William H. Hardie, III
3206B Ramsbury Ct.
Mt. Laurel, NJ 08054

          Re:  Employment Letter dated August 27, 1997

Dear Tuck:

          I write to memorialize our discussions surrounding your employment by Marvel Enterprises, Inc.

          As we have discussed, the Company has determined to seek candidates for the positions you currently hold, EVP-Business Affairs and General Counsel. In order to ensure that the process of identifying and selecting your successor does not unnecessarily disrupt the activities of the Company and to further ensure that a smooth transition of your responsibilities is achieved, this letter will serve as the Company's agreement to pay you upon termination of your employment at any time after March 1, 1999 (for any reason other than cause) (i) as a lump sum, $130,000, which represents an amount equal to one-half of your annual current base salary and (ii) $130,000, which represents the balance of your annual current base salary, over the six month period immediately following your termination of employment in accordance with the Company's standard payroll practices. You acknowledge and agree that this arrangement is in substitution for, and in full satisfaction of, the 1-year severance benefit provided for in your Employment Letter identified above as well as any severance benefit available under the Company's current severance policy.

          Further, you acknowledge that you are forfeiting any and all stock options granted to you upon termination of your employment. Finally, you agree to provide the Company with no less than 5 hours of consulting services per week in connection with the transition of your activities for a period of six months following termination of your employment. You agree that such services are to be provided either at the Company's offices in New York or by telephone as the Company shall reasonably request; provided, however, that the Company shall reimburse for your reasonable out-of-pocket travel expenses.

          The Company and you agree to execute mutually acceptable general releases, except with respect to the obligations set forth herein, simultaneously with the payment of the amounts set forth in clause (i) above.

          If the foregoing is satisfactory, please so indicate by executing and signing in the space provided below whereupon this letter will represent the binding agreement of both parties.


Sincerely,

/s/ Eric Ellenbogen

Eric Ellenbogen
President and CEO


ACCEPTED AND AGREED:

/s/ William H. Hardie, III
--------------------------
William H. Hardie, III

Date:

                                      -2-